Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JANUARY CASH DISTRIBUTION
     DALLAS, Texas, January 21, 2011 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.119877 per unit, payable on February 14, 2011, to unit holders of record on January 31, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased from the previous month due primarily to increased oil and gas production and relatively flat prices for both oil and gas. Adjustments to Ad Valorem taxes and lower capital expenditures also contributed to the increased distribution. This would primarily reflect production for the month of November. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 54,882 bbls and 236,912 Mcf. The average price for oil was $79.54 per bbl and for gas was $6.75 per Mcf. Capital expenditures were approximately $796,861. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	54,882	236,912	$79.54	$6.75
Prior Month	44,500	186,868	$78.25	$6.74
     The 2010 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2010 Tax Information booklet will be posted on the Trust website by March 1st. There will also be simple calculators for income and expense and cost depletion available on the Trust website by March 1st.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085